Exhibit 10.3.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into as of March 29, 2021, by and between Air Wisconsin Airlines LLC, a Delaware limited liability company (the “Company”), and Robert Binns (the “Executive” and, together with the Company, collectively, the “Parties”).

RECITALS

A. The Company and the Executive entered into an employment agreement dated as of March 20, 2019 (the “Original Agreement”), pursuant to which the Executive is currently serving as President and Chief Executive Officer of the Company. Capitalized terms used in this Amendment without definition that are defined in the Original Agreement shall have the meanings assigned to them in the Original Agreement. The Executive also serves on the Board of Managers of the Company (the “Board”) and on the Board of Directors of AWAC Aviation, Inc.

B. In April 2020, the Company entered into a Payroll Support Program Agreement (the “PSP-1 Agreement”) with the United States Department of the Treasury (“Treasury”), pursuant to which the Company received payroll support under the federal Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

C. In December 2020 the President signed the federal Consolidated Appropriations Act of 2021, Subtitle A of Title IV of Division N of which (the “PSP Extension Law”) provides for additional payroll support to eligible air carriers. The Company has entered into a Payroll Support Program Extension Agreement (the “PSP-2 Agreement”) with the Treasury, which is substantially similar to the PSP-1 Agreement.

D. In March 2021 the President signed the federal American Rescue Plan of 2021, Subtitle C of Title VII of which further extends the payroll support provided to eligible air carriers by the CARES Act and the PSP Extension Law. The Company currently anticipates that it will apply for payroll support and be required to enter into an agreement with the Treasury substantially similar to the PSP-1 Agreement and the PSP-2 Agreement. Such agreement may be referred to herein as the “PSP-3 Agreement” and, together with the PSP-1 Agreement and the PSP-2 Agreement, the “PSP Agreements”.

E. The PSP-1 Agreement and the PSP-2 Agreement contain, and the PSP-3 Agreement is expected to contain, substantially identical provisions that prohibit the Company or any Affiliate (as defined in the PSP Agreements) from paying, during any twelve month period in the period from March 24, 2020, through April 1, 2023 (the “TC Cap Period”), to any employee or officer, whose 2019 Total Compensation (as defined in the PSP Agreements) exceeded $425,000, Total Compensation that exceeds such employee’s or officer’s 2019 Total Compensation (such limit on Total Compensation, the “TC Cap”). The PSP Agreements also provide that, if an employee or officer was employed for less than all of 2019, the employee’s or officer’s Total Compensation for 2019 shall be determined on an annualized basis. The Parties have calculated the Executive’s 2019 Total Compensation, on an annualized basis and in accordance with the provisions of the PSP Agreements, to be $1,012,805, as shown in Schedule 1 attached hereto. It is possible, depending on the amount of any Incentive Bonuses and LTI Awards that would otherwise be paid to the Executive during the TC Cap Period, that the Executive’s Total Compensation determined in accordance with the Original Agreement would exceed the TC Cap.

F. The Parties acknowledge both the critical importance to the Company of the payroll support provided by the PSP Agreements and the Company’s obligation to comply with the TC Cap in the PSP Agreements.

G. The parties desire to enter into this First Amendment to provide a mechanism for monitoring the Total Compensation paid to the Executive by the Company or any of its Affiliates during the TC Cap Period and insuring that such Total Compensation never exceeds the TC Cap during the TC Cap Period.

AGREEMENTS

In consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Amendment to Employee Benefits. Section 5(f) of the Original Agreement is hereby amended by deleting the reference to “fiscal year 2021” in the first sentence thereof and replacing it with a reference to “fiscal year 2022”.

2.    Deferred Compensation.

(a) Accrual of Deferred Obligation. (i) Notwithstanding anything to the contrary in the Original Agreement, the Company shall not pay to the Executive, and the Executive shall not knowingly accept from the Company or any of its Affiliates, during any twelve month period in the TC Cap Period, an amount that exceeds the TC Cap as provided in any PSP Agreement. If any payment of Total Compensation that would otherwise be due to the Executive pursuant to the Original Agreement or other Board action is reduced by any amount (the “Unpaid Amount”) as a result of the application of this Section, then the Company shall accrue an obligation to pay to the Executive the Unpaid Amount (such aggregate accrued amount, as it may be increased or decreased during the TC Cap Period, the “Deferred Obligation”). If any payment of Total Compensation exceeds the TC Cap, the Executive shall, promptly following his discovery of such overpayment, return the excess portion of such payment (the “Overpayment”) to the Company, and the amount of the Overpayment shall be added to the Deferred Obligation. The Deferred Obligation shall be increased or decreased in an amount that the Executive and the disinterested members of the Board, each acting reasonably, agree is necessary to make the Executive whole after taking into account any tax consequences to the Executive of his repayment of the Overpayment.

(ii) If the disinterested members of the Board and the Executive agree prior to the end of any twelve month period during the TC Cap Period that the Total Compensation paid or to be paid to the Executive during such twelve month period would be less than the TC Cap, then the Company shall pay to the Executive on or prior to the last day of such twelve month period an amount, not to exceed the then Deferred Obligation, that would cause the Total Compensation paid to the Executive in such twelve month period to be at least $20,000 less than the TC Cap.

(b) Monitoring of Deferred Obligation. The Executive shall maintain a spreadsheet, the form and substance of which shall at all times be subject to the approval of the disinterested members of the Board, that lists the dates and amounts of all payments of Total Compensation to the Executive by the Company or any of its Affiliates during the TC Cap Period, the cumulative amount of all such payments during each twelve month period during the TC Cap Period and the amount of the Deferred Obligation as of the date of each payment of Total Compensation to the Executive.

(c) Payment of Deferred Obligation. On the next scheduled payroll date after April 2, 2023, if any Deferred Obligation is then outstanding and the Executive remains employed by the Company on such date, the Company shall pay to the Executive in cash in one lump sum the then unpaid amount of the Deferred Obligation.

(d) Termination of Employment. If the Executive’s employment with the Company terminates for any reason prior to the payment of the Deferred Obligation, the Executive, or his estate, may request that the Deferred Obligation be paid following such termination. The Company and the Executive, or his estate, shall work together co-operatively to determine whether the Deferred Obligation can be paid prior to April 2, 2023, under the then current circumstances in accordance with the terms of the PSP Agreements. In connection therewith, the Deferred Obligation may be treated as a severance payment if such treatment is permitted under the PSP Agreements and would permit the payment of the Deferred Obligation after termination and prior to April 2, 2023. Notwithstanding anything to the contrary herein, the Company shall not be obligated to pay the Deferred Obligation prior to April 2, 2023, unless it receives a written opinion from its outside legal counsel that such payment is permitted by the PSP Agreements. The payment of the Deferred Obligation after termination of the Executive’s employment in accordance with the provisions of this Section shall be in addition to any payments to which the Executive is entitled under Section 7(e) of the Original Agreement, and such payment of the Deferred Obligation shall not be limited by the provisions of Section 7(e) of the Original Agreement.

(e) Disputes. If any dispute arises between the Company and the Executive in any way relating to the TC Cap, the amount that may be paid to the Executive under the PSP Agreements, the aggregate deferred amount owing to the Executive pursuant to Section 2 of this Amendment or the interpretation or implementation of this Amendment, the Parties shall attempt first to resolve such dispute by good faith discussions between the Executive and the disinterested members of the Board. If such dispute is not resolved within thirty days after the commencement of such discussions, then such dispute shall be resolved by arbitration in accordance with the provisions of Paragraph 10 of the Original Agreement.

3.    Payment on October 15, 2021. Subject to Section 3 above, the Company shall pay to the Executive on or about October 31, 2021, $91,250. Such amount shall be deemed to be part of the Executive’s Incentive Bonus for 2020 for purposes of determining the Executive’s LTI Award for 2020.

4.    Successors and Assigns. The rights and obligations of the Company under this Amendment shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Amendment shall be binding on and inure to the benefit of the Executive and the heirs and legal representatives of the Executive. Neither Party may assign this Amendment without the prior written consent of the other, except that the Company may assign this Amendment to any entity that owns, is owned by or is under common control with or is affiliated with the Company or to any entity acquiring all or substantially all of the assets or the business of the Company.

5.    Interpretation of this Amendment. The Parties agree that their intent in this Agreement is to comply with the Total Compensation provisions of the PSP Agreements.

6.    Amendment. Except as otherwise provided herein, the Original Agreement shall remain in full force and effect in accordance with its terms. Upon and after the effectiveness of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as modified and amended hereby.

7.    Waiver or Modification. Any waiver by either Party of a breach of any provision of this Amendment shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Amendment. The failure of a Party to insist on strict adherence to any term of this Amendment on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist on strict adherence to that term or any other term of this Amendment. Neither this Amendment nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing signed by the Executive and the Company.

8.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. A facsimile or email signature will be deemed sufficient to constitute an original signature.

9.    Choice of Law. This Amendment will be governed and construed and enforced in accordance with the laws of the State of Wisconsin, without regard to its conflicts of law rules.

10.    Entire Agreement. This Amendment contains the entire understanding of the Parties relating to the subject matter of this Amendment and supersedes all other prior written or oral agreements, understandings or arrangements between the Parties relating to the subject matter of this Amendment. The Executive acknowledges that, in entering into this Amendment, he does not rely and has not relied on any statements or representations not contained in this Amendment.

11.    Severability. Any term or provision of this Amendment that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

12.    Headings. The headings of any sections in this Amendment are for reference only and shall not be used in construing the terms of this Amendment.

13.    Survival. The covenants, agreements, representations and warranties contained in this Amendment shall survive the termination of the Term and the Executive’s termination of employment with the Company at any time and for any reason.

[Signature page follows]

IN WITNESS WHEREOF, this First Amendment has been executed and delivered by the Parties as of the first date written above.

AIR WISCONSIN AIRLINES LLC

By:	/s/ Liam Mackay
Liam Mackay, Chief Financial Officer

/s/ Robert Binns
ROBERT BINNS

SCHEDULE 1

2019 Total Compensation

Wages and Benefits:	$344,985
Senior Executive Savings Plan:	$2,192
Incentive Bonus:	$196,875
Long Term Incentive Award:	$196,875
Personal Travel Benefit:	$3,977
Total Actual 2019 Compensation:	$744,904
Annualized 2019 Compensation:	$993,205
Company 401k Contribution:	19,600
2019 Total Compensation:	$1,012,805